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TO OUR STOCKHOLDERS

Dear Stockholder:

It is a privilege to report that your company achieved outstanding financial results again last year. While net income of $145.5 million represented a modest 1.1% increase over fiscal 2002, it was nonetheless our best year ever. This is the 19th time in 21 years as a public entity that your company has reported an increase in operating results over the prior year. Earnings per share also improved to a record $2.07, a 1.5% increase over last year. Return on assets reached the "gold standard" for our industry of 2.00%, while return on equity amounted to a respectable 15.60%. Continued strong earnings also enabled the board of directors to increase your cash dividend for the 38th time since 1982 to an annualized $.88 per share.

During the year, your company's balance sheet also strengthened. Assets grew to $7.536 billion and capital exceeded $1 billion at fiscal year-end for the first time. The quality of the company's assets remained high. Recent industry reports credit Washington Federal with the lowest ratio of past due loans among the largest mortgage servicing companies in the nation, while non-performing assets declined by 19% to $27.434 million, and net charge-offs fell to $1.2 million, the lowest in three years. Due to management's decision to invest cautiously given historically low interest rates, liquid assets continued to increase. At year-end, over $1.5 billion of the company's assets were invested very short-term, representing a potentially significant increase in future revenues. With three times the minimum capital required by our regulators, strong earnings, unprecedented liquidity and excellent asset quality, we continue to believe that we are indeed "One of America's Strongest Financial Institutions".

Having said all that, it's equally important to note that the past two years of peak financial performance occurred in an ideal climate for our business. It would seem imprudent to expect such conditions to persist indefinitely. For example, abnormally high prepayments of mortgage loans and mortgage backed securities during each of the past two years caused a temporary surge in interest income. This occurred because deferred revenues, primarily loan fees collected at origination and securities discounts that normally amortize over a longer period of time, were accelerated into current accounting periods. The company has also benefited from a very steep yield curve, meaning a historically wide spread between short and long-term interest rates, which we know from hard experience won't last forever. In 2003, we also reached a cyclical top in the demand for mortgage loans. With the passing of the refinance boom, we are already experiencing a slowdown in the mortgage market and we expect intensified price competition until the hangover of excess capacity in the industry melts away.

The good news is that, in choosing not to maximize current earnings, the flexibility to take advantage of changing market conditions was preserved. During the past year we focused on building liquidity and increasing net worth as a percentage of assets. This approach had a cost to current earnings, but offered the benefit of less interest rate risk and the potential for higher earnings in the future than we might otherwise have achieved. With interest rates higher at present, it appears that we will have the opportunity to invest at better rates than we could have during recent quarters. Therefore, we believe that your company is well positioned to continue its long tradition of outperforming the industry.

On August 31st, the acquisition of United Savings and Loan Bank was finalized. This was our first acquisition since 1996, and added $344 million in assets and $268 million in deposits.
United was established in 1960 to provide financial services to immigrants to Seattle from Asian countries, primarily China, who at that time had difficulty accessing the banking system.
It is a privilege to welcome the employees and customers of this unique company to Washington Federal. With the addition of four United branches in Seattle, one new office in Puyallup, Washington, and the consolidation of one office in Nampa, Idaho, the branch count at year-end totaled 119.

During the year, we also completed a management transition that has been underway for many years. Linda Brower, who joined us in January to head Human Resources, was recently promoted to Executive Vice President. Brent Beardall, in his third year with Washington Federal, was promoted to Senior Vice President and Chief Financial Officer. Linda and Brent join Ed Hedlund,
Jack Jacobson and myself on the Executive Management Committee. My hope is that this outstanding group of executives will work with the board and me to lead and manage the company for the next ten to fifteen years.

Recently, we also added two new members to the Board of Directors. Derek Chinn, former President & CEO of United Savings and Loan Bank joined the board in September. Tom Kenney, VP Finance and the principal financial officer of Haggen, Inc., a Bellingham, Washington based grocery store chain, joined the board in October. Prior to joining Haggen, Inc. in 1996, Mr. Kenney spent 20 years in the financial services industry.
Both new directors will serve on the board's Audit Committee and possess the financial literacy necessary to represent shareholder interests in that important capacity. I thank them both for their willingness to serve during a time when so much is expected of directors.

Alas, some good people are moving on, too. At the Annual Meeting in January, 2004 Kermit Hanson, Dean Emeritus of the Graduate School of Business at the University of Washington and a director since 1966, will retire from the Board. I hope that you will take a moment at the meeting to thank him for his 38 years of outstanding service to the company. I also wish to recognize Ron Saper, former Executive Vice President, who retired this year after serving 11 years as your company's
Chief Financial Officer. The legacy of Ron's financial discipline will benefit stockholders for years to come.

In August, Standard & Poor's, in a promotion of sorts, removed Washington Federal from their Small Cap 600 Index and added our stock to their Mid Cap 400 Index. This was nice recognition of the growth in the market value of your company, and exposes our stock to a whole new universe of investors. It's interesting to note that, although we still think of ourselves as a small company, our current market capitalization of nearly $2 billion places us in the top 10% of all NASDAQ companies, and in the top 30% of all NYSE companies. Based on net income last year, our rankings are even higher: top 2% of NASDAQ companies and top 20% of NYSE companies.

In closing, I wish to thank our customers, employees, stockholders and directors for their continuing support.
Let me also remind you to send your friends, neighbors and relatives to Washington Federal for their home loans and savings needs. I hope to see you at the Annual
Stockholders' Meeting scheduled at 2:00 pm, on Wednesday, January 21, 2004 at the Sheraton Hotel in downtown
Seattle, Washington.


Sincerely,

Roy M. Whitehead
Vice Chairman, President and Chief Executive Officer